Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2010
Summary:
•	Fourth quarter EBITDA of $42.8 million, up 32 percent over the prior year

•	Full year EBITDA of $141.9 million, up 28 percent over the prior year

•	Increasing metallurgical production to over 8 million tons in 2011, with expansion to over 11 million tons by 2013

•	More than 2 million tons of new met coal sales for 2011 delivery, with 3.0 to 3.4 million tons remaining to be priced

•	Nearly 1 million tons of thermal coal sold to export markets, sourced from three coal basins
          ST. LOUIS, February 1 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter and year ended December 31, 2010. The Company reported revenues of $528.2 million, EBITDA of $42.8 million, net income of $7.3 million and net income per diluted share of $0.08 for the 2010 fourth quarter. For the 2010 year, the Company reported revenues of $2.0 billion, EBITDA of $141.9 million, net loss of $48.0 million and loss per share of $0.53. EBITDA for the fourth quarter and the full year of 2010 increased 32 percent and 28 percent, respectively, compared with 2009.
          “This past year was one of building strength at Patriot in anticipation of improving global economies and markets. We emphasized the re-engineering of both surface and underground mines to address increased regulatory oversight. At the same time, we focused on increased met production and are now on a path to produce more than 11 million tons of metallurgical coal by 2013,” noted Patriot President and Chief Executive Officer Richard M. Whiting. “This strategic growth, coupled with significantly higher margins on thermal business following the roll-off of two legacy sales contracts in the next two years, gives Patriot tremendous potential for earnings expansion.”

          “In recent months, we have booked more than 2 million tons of new met coal sales for 2011 delivery at prices substantially higher than those realized in 2010. And we have more than 3 million tons of met production for delivery in 2011 remaining to be priced,” continued Whiting. “We also took advantage of stronger European thermal markets in the fourth quarter, booking nearly 1 million tons of thermal export sales for 2011 delivery.”
          Commenting on the fourth quarter, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder noted, “As a result of solid production across nearly all mining complexes, we recognized EBITDA of $42.8 million. The higher EBITDA resulted from higher average selling prices, as well as improved operating costs per ton compared with our 2010 third quarter. In total, fourth quarter production across our complexes was almost 400,000 tons higher than the 2010 third quarter. In particular, production at our Federal mine exceeded 1.1 million tons this quarter, over 250,000 tons above the third quarter. And production at our Wells metallurgical complex was up more than 100,000 tons in the fourth quarter.”
          “Looking forward, we expect to move the Panther longwall only once in 2011 — in the second quarter — so we anticipate steadier production at this metallurgical coal complex,” continued Schroeder. “Stronger performance at Panther, full production at the new Black Oak mine by mid-year, and the start-up of additional metallurgical mines are expected to result in met coal output of more than 8 million tons in 2011 and 9 million tons in 2012. This compares with the 6.9 million tons of met coal sold in 2010. These planned expansions require relatively low capital investment, as they will use incremental capacity at existing facilities.”
Financial Overview
          Revenues in the 2010 fourth quarter were $528.2 million, compared with $503.2 million in the prior year quarter. Higher revenues in the 2010 quarter compared with the prior year largely resulted from higher average selling prices, partially offset by lower sales volume. Revenues for 2010 of $2.0 billion were comparable with 2009.
          Sales in the fourth quarter totaled 7.7 million tons, including 6.0 million tons of thermal and 1.7 million tons of metallurgical coal. Total sales were lower than the 8.3 million tons sold in the fourth quarter of 2009, which included 6.7 million tons of thermal and 1.6 million tons of metallurgical coal. Lower sales compared with the year-ago quarter were due to the continuing impact of higher regulatory oversight in 2010, as well as transport constraints late in the quarter. Compared with the 2010 third quarter, sales volume was 0.2 million tons higher in the fourth quarter, primarily a result of improved production at the Federal mine, as well as a 0.1 million ton increase in metallurgical coal sales. Full-year 2010 sales volume was 30.9 million tons, compared with 32.8 million tons in 2009.

          EBITDA in the 2010 fourth quarter was $42.8 million, compared with $32.5 million in the same quarter of 2009. Higher EBITDA was driven by higher average selling prices, partially offset by lower sales volume. EBITDA for 2010 totaling $141.9 million was $31.1 million, or 28 percent, higher than EBITDA reported in 2009. Higher EBITDA in 2010 resulted primarily from higher average selling prices.
          Operating cost per ton totaled $55.70 in the 2010 fourth quarter, compared with $50.86 in the prior year fourth quarter. Increased cost per ton in the 2010 quarter was primarily due to lower production, in part associated with increased regulatory oversight. Compared with the 2010 third quarter, operating cost per ton improved $2.65, largely as a result of the sequential increase in volume. Higher production at the Federal, Rocklick and Highland complexes drove the increased volume in the fourth quarter compared with the third quarter. For the 2010 full year, operating cost per ton was $55.49, compared with $52.92 in 2009. Cost per ton increased only 5 percent year-over-year, even with the significant increase in regulatory oversight, various operational challenges and higher met coal volume in 2010.
          Accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008 totaled $31.5 million in the fourth quarter of 2010, compared with $66.1 million in the prior year. Lower accretion in 2010 resulted because certain contracts acquired with Magnum expired at the end of 2009, and the associated accretion was fully recognized by that time. Sales contract accretion is expected to be significantly lower in 2011, totaling approximately $50 million, as underlying contracts continue to expire.
Credit and Capital
          As of December 31, 2010, Patriot had a cash balance of $193.1 million and no borrowings on its revolving credit facility or its receivables securitization program. Available liquidity was just under $400 million at December 31, 2010.
          Capital expenditures totaled $28.4 million in the 2010 fourth quarter and $123.0 million for the full year. For 2011, the Company expects capital expenditures to be in the range of $150 to $175 million, as Patriot continues its metallurgical coal expansion.

Safety
          During the quarter, the Patriot Surface Mine received a Surface Safety Award from the Kentucky Department for Natural Resources, adding to the Sentinels of Safety and numerous other awards received during 2010. The Company’s accident rate declined again in 2010, making it the safest year in Patriot’s history and the fourth consecutive decline since becoming a public company in 2007.
          Patriot continues to work constructively with the Mine Safety and Health Administration to improve safety processes and equipment at its mines. In some instances, changes resulted in days or weeks of lost production during the year, as new approaches and programs were implemented. The Company remains committed to working with MSHA and state agencies to ensure continuous improvement in safety and compliance programs.
Market Overview
          Patriot has participated in the robust metallurgical and improved thermal coal markets by adding new business that will significantly increase earnings during the second half of 2011, while also reserving a significant portion of production for pricing as the year progresses. The Company anticipates that markets will remain strong throughout 2011, given continued growth in economies around the world. Patriot enjoys a strong metallurgical coal reserve base that can be developed with both incremental and large-scale projects to serve growing customer needs.
          “The structural shortage in metallurgical coal is expected to continue for at least the next few years, as a result of limited supply in established coal basins, coupled with long lead-times to bring on significant production in new basins,” continued Whiting. “Patriot is moving forward with the financial commitments to expand our met output from 6.9 million tons in 2010 to 11 million tons by 2013. To fulfill the met coal needs of Patriot’s customers, our plans call for opening a number of new mines during the next two years. These met mines are located within the existing Rocklick, Wells, Kanawha Eagle and Logan County complexes.”
          “The API2 forward price curve has increased more than $10 per metric tonne since October. As a result, Appalachian thermal coal can now be exported into the prompt European market at more favorable margins than if sold domestically. We believe this is an indication of the continuing globalization of thermal markets, following the same direction as met markets in recent years,” stated Whiting. “The meaningful thermal business Patriot has booked for 2011 export to Europe includes shipments from all three of the basins where we operate. Against the backdrop of growing Pacific Rim demand, this is a very positive sign for prospects in the Atlantic market.”

          “The global increase in metallurgical and thermal coal demand is occurring while the Western economies have not yet fully rebounded,” noted Whiting. “Moving forward, it is unclear how worldwide coal supply will keep pace with demand.”
          “Naturally, we are allocating our capital to projects we believe will realize the highest margins. Therefore, most of our capital is aimed at met production,” concluded Whiting. “As a reminder, we also expect our thermal business to yield substantially higher margins in coming years as two significant underwater legacy contracts covering 6.5 million tons expire. Re-pricing these two contracts at today’s more favorable levels would yield incremental EBITDA in excess of $150 million in 2013, after improving 2012 by almost $50 million.”
Outlook
          For 2011, the Company currently anticipates sales volume in the range of 30 to 32 million tons. This includes metallurgical coal sales of 8.0 to 8.4 million tons, a meaningful increase over the 6.9 million tons sold in 2010. Based on this volume, cost per ton is expected to be in the range of $63 to $67 for the Appalachia segment, reflecting the higher met production and transition to several new mines. Cost per ton for the Illinois Basin segment is expected to be in the $40 to $43 range.
          “Since our last earnings call, we have booked slightly more than 2 million tons of metallurgical coal at an average selling price of about $135 per ton. Much of this business was signed prior to the end of the fourth quarter,” added Schroeder. “Also included in this new business are about 500,000 tons of met coal booked in January following the extreme weather conditions in Australia. These more recent contracts are at an average price of approximately $155 per ton at the mine. Following these sales, we have 3.0 to 3.4 million tons of met coal for 2011 delivery remaining to be priced in today’s stronger market, more than half of which are our higher quality met coal.”
          “Additionally, we booked around 2 million tons of thermal business during the quarter,” concluded Schroeder. “Following these sales, we have just under 2 million tons of Appalachia thermal coal remaining unpriced and just under 1 million tons of Illinois Basin coal remaining unpriced for 2011 delivery.”

          Average selling prices of currently priced tons for 2011 and 2012 are as follows:

(Tons in millions)	2011		2012
	Tons	Price per ton	Tons	Price per ton
Appalachia — thermal	14.0	$59	7.7	$57
Illinois Basin — thermal	6.8	$40	1.8	$49
Appalachia — met	5.0	$127	0.0	NA

Total	25.8		9.5

          Priced thermal business for 2011 and 2012 includes 8.3 million tons and 4.7 million tons, respectively, related to legacy contracts priced significantly below the current market.
Conference Call
          Management will hold a conference call to discuss the fourth quarter results on February 1, 2011, at 10:00 a.m. Central Time. The conference call can be accessed by dialing 800-230-1766, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-288-0337 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 188750.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
# # # # #

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended December 31, 2010 and 2009 and September 30, 2010
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Tons sold	7,720	7,483	8,275

Revenues
Sales	$523,185	$496,271	$494,633
Other revenues	4,994	4,412	8,529

Total revenues	528,179	500,683	503,162

Costs and expenses
Operating costs and expenses	478,842	484,168	460,886
Depreciation, depletion and amortization	43,330	44,782	49,590
Reclamation and remediation obligation expense	9,893	31,291	11,848
Sales contract accretion	(31,505)	(30,927)	(66,056)
Restructuring and impairment charge	169	167	20,157
Selling and administrative expenses	13,953	10,323	13,214
Net gain on disposal or exchange of assets	(3,140)	(3,531)	(3,144)
Income from equity affiliates	(4,293)	(3,491)	(323)

Operating profit (loss)	20,930	(32,099)	16,990
Interest expense	16,640	16,952	9,722
Interest income	(3,012)	(3,128)	(3,600)

Income (loss) before income taxes	7,302	(45,923)	10,868
Income tax provision	22	70	—

Net income (loss)	$7,280	$(45,993)	$10,868

Weighted average shares outstanding
Basic	90,959,138	90,968,377	90,322,074
Effect of dilutive securities	877,072	—	1,106,353

Diluted	91,836,210	90,968,377	91,428,427

Earnings (loss) per share, basic and diluted
Basic	$0.08	$(0.51)	$0.12
Diluted	$0.08	$(0.51)	$0.12

EBITDA	$42,817	$13,214	$32,529

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2010 and 2009
(In thousands, except share and per share data)

	Year Ended December 31,
	2010	2009
	(Unaudited)

Tons sold	30,864	32,836

Revenues
Sales	$2,017,464	$1,995,667
Other revenues	17,647	49,616

Total revenues	2,035,111	2,045,283

Costs and expenses
Operating costs and expenses	1,900,704	1,893,419
Depreciation, depletion and amortization	188,074	205,339
Reclamation and remediation obligation expense	63,034	35,116
Sales contract accretion	(121,475)	(298,572)
Restructuring and impairment charge	15,174	20,157
Selling and administrative expenses	50,248	48,732
Net gain on disposal or exchange of assets	(48,226)	(7,215)
Income from equity affiliates	(9,476)	(398)

Operating profit (loss)	(2,946)	148,705
Interest expense	57,419	38,108
Interest income	(12,831)	(16,646)

Income (loss) before income taxes	(47,534)	127,243
Income tax provision	492	—

Net income (loss)	$(48,026)	$127,243

Weighted average shares outstanding
Basic	90,907,264	84,660,998
Effect of dilutive securities	—	763,504

Diluted	90,907,264	85,424,502

Earnings (loss) per share, basic and diluted
Basic	$(0.53)	$1.50
Diluted	$(0.53)	$1.49

EBITDA	$141,861	$110,745

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended December 31, 2010 and 2009 and September 30, 2010

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Tons Sold (In thousands)
Appalachia Mining Operations	6,011	5,985	6,589
Illinois Basin Mining Operations	1,709	1,498	1,686

Total	7,720	7,483	8,275

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$452,201	$434,048	$430,813
Illinois Basin Mining Operations	70,984	62,223	63,820
Appalachia Other	4,994	4,412	8,529

Total	$528,179	$500,683	$503,162

Revenues per Ton — Mining Operations
Appalachia	$75.23	$72.52	$65.38
Illinois Basin	41.54	41.54	37.85
Total	67.77	66.32	59.77

Operating Costs per Ton — Mining Operations (1)
Appalachia	$59.74	$61.87	$54.42
Illinois Basin	41.48	44.27	36.91
Total	55.70	58.35	50.86

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$15.49	$10.65	$10.96
Illinois Basin	0.06	(2.73)	0.94
Total	12.07	7.97	8.91

	Dollars in thousands

Past Mining Obligation Expense	$43,244	$42,551	$38,656

Capital Expenditures (Excludes Acquisitions)	28,390	30,908	24,096

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Year Ended December 31, 2010 and 2009

	Year Ended December 31,
	2010	2009

Tons Sold (In thousands)
Appalachia Mining Operations	24,276	25,850
Illinois Basin Mining Operations	6,588	6,986

Total	30,864	32,836

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,741,430	$1,726,588
Illinois Basin Mining Operations	276,034	269,079
Appalachia Other	17,647	49,616

Total	$2,035,111	$2,045,283

Revenues per Ton — Mining Operations
Appalachia	$71.73	$66.79
Illinois Basin	41.90	38.52
Total	65.37	60.78

Operating Costs per Ton — Mining Operations (1)
Appalachia	$59.22	$57.13
Illinois Basin	41.70	37.30
Total	55.49	52.92

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$12.51	$9.66
Illinois Basin	0.20	1.22
Total	9.88	7.86

	Dollars in thousands

Past Mining Obligation Expense	$173,736	$150,661

Capital Expenditures (Excludes Acquisitions)	122,989	78,263

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
December 31, 2010 and 2009
(Dollars in thousands)

	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$193,067	$27,098
Receivables	207,365	188,897
Inventories	97,973	81,188
Other current assets	28,648	14,366

Total current assets	527,053	311,549
Net property, plant, equipment and mine development	3,160,535	3,161,254
Notes receivable	69,540	109,137
Investments and other assets	52,908	36,223

Total assets	$3,810,036	$3,618,163

Current portion of debt	$3,329	$8,042
Accounts payable and accrued liabilities	409,284	406,351
Below market sales contracts acquired	70,917	150,441

Total current liabilities	483,530	564,834
Long-term debt, less current maturities	451,529	197,951
Below market sales contracts acquired, noncurrent	92,253	156,120
Other noncurrent liabilities	1,939,643	1,763,764

Total liabilities	2,966,955	2,682,669
Common stock, paid-in capital and retained earnings	1,150,776	1,184,670
Accumulated other comprehensive loss	(307,695)	(249,176)

Total stockholders’ equity	843,081	935,494

Total liabilities and stockholders’ equity	$3,810,036	$3,618,163

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows
For the Year Ended December 31, 2010 and 2009
(Dollars in thousands)

	Year Ended December 31,
	2010	2009
	(Unaudited)

Cash Flows from Operating Activities
Net income (loss)	$(48,026)	$127,243
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	188,074	205,339
Sales contract accretion	(121,475)	(298,572)
Net gain on disposal or exchange of assets	(48,226)	(7,215)
Impairment charge	2,823	12,949
Changes in working capital and other	63,141	(133)

Net cash provided by operating activities	36,311	39,611

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(122,989)	(78,263)
Additions to advance mining royalties	(21,510)	(16,997)
Investment in joint venture	(300)	—
Proceeds from notes receivable	33,100	11,000
Proceeds from disposal or exchange of assets	1,766	5,513
Other	—	1,154

Net cash used in investing activities	(109,933)	(77,593)

Cash Flows from Financing Activities
Proceeds from debt offering, net of discount	248,198	—
Proceeds from equity offering, net of costs	—	89,077
Proceeds from coal reserve financing transaction	17,700	—
Short-term debt payments	—	(23,000)
Long-term debt payments	(8,042)	(5,905)
Deferred financing costs	(20,740)	—
Proceeds from employee stock programs	2,475	2,036

Net cash provided by financing activities	239,591	62,208

Net increase in cash and cash equivalents	165,969	24,226
Cash and cash equivalents at beginning of period	27,098	2,872

Cash and cash equivalents at end of period	$193,067	$27,098

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA (Unaudited)
For the Three Months and Year Ended December 31, 2010 and 2009 and the Three Months Ended September 30, 2010
(Dollars in thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
Reconciliation of net income (loss) to EBITDA:	2010	2010	2009

Net income (loss)	$7,280	$(45,993)	$10,868
Depreciation, depletion and amortization	43,330	44,782	49,590
Reclamation and remediation obligation expense	9,893	31,291	11,848
Sales contract accretion, net	(31,505)	(30,927)	(66,056)
Restructuring and impairment charge	169	167	20,157
Interest expense	16,640	16,952	9,722
Interest income	(3,012)	(3,128)	(3,600)
Income tax provision	22	70	—

EBITDA	$42,817	$13,214	$32,529

	Year Ended December 31,
Reconciliation of net income (loss) to EBITDA:	2010	2009

Net income (loss)	$(48,026)	$127,243
Depreciation, depletion and amortization	188,074	205,339
Reclamation and remediation obligation expense	63,034	35,116
Sales contract accretion, net	(121,475)	(298,572)
Restructuring and impairment charge	15,174	20,157
Interest expense	57,419	38,108
Interest income	(12,831)	(16,646)
Income tax provision	492	—

EBITDA	$141,861	$110,745

EBITDA is defined as net income before deducting interest income and expense, income taxes, reclamation and remediation obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.